Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Becton, Dickinson and Company for the registration of its debt securities and to the incorporation by reference therein of our report dated November 26, 2014, except for Note 6, as to which the date is March 13, 2015, with respect to the consolidated financial statements of Becton, Dickinson and Company, included in Becton, Dickinson and Company’s Current Report on Form 8-K dated March 13, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 25, 2015